CONFIDENTIAL TREATMENT REQUESTED BY FLEX LNG LTD. PURSUANT TO 17 CFR 200.83

Exhibit 4.1
EXECUTION VERSION
USD 270,000,000
REVOLVING CREDIT FACILITY AGREEMENT
dated 7 March 2017
between
FLEX LNG Fleet Limited
as Borrower
and
Sterna Finance Ltd.
as Lender
www.bahr.no

CONFIDENTIAL TREATMENT REQUESTED BY FLEX LNG LTD. PURSUANT TO 17 CFR 200.83

SCHEDULE 1 Form of Utilisation Request

CONFIDENTIAL TREATMENT REQUESTED BY FLEX LNG LTD. PURSUANT TO 17 CFR 200.83

THIS REVOLVING CREDIT FACILITY AGREEMENT is entered into as of 7 March 2017 by and between:
(1)	FLEX LNG Fleet Limited a company incorporated under the laws of Bermuda (the “Borrower”); and
(2)
Sterna Finance Ltd., a company incorporated under the Laws of the Islands of Bermuda with its registered address at Par La Ville Place, 14th Par La Ville Road, 4th Floor, Hamilton HM 08, Bermuda, and Registration Number 50970 (the “Lender”).

WHEREAS
(A)
Dionyssos Shipping Inc. and Bacchus Shipping Inc., (the “Original Buyers”) have entered into a transaction agreement (the “Transaction Agreement”) for the sale of two newbuilds having Builder’s Hull No. 2447 (“Vessel 1”) and Builder’s Hull No.2448 (“Vessel 2”) respectively through the novation of the shipbuilding contracts for the Vessels dated 28 October 2014 entered into with Daewoo Shipbuilding and Marine Engineering Co. Ltd. (the “Builder”) as supplemented by an amendment no.1 also dated 28 October 2014 and an amendment no.2 dated 31 August 2016 (the “Shipbuilding Contracts”) from the Original Buyers to two subsidiaries of the Borrower newly incorporated in the Marshall Islands; FLEX LNG Endeavour Limited and FLEX LNG Enterprise Limited (the “New Buyers”);

(B)
Parts of the consideration payable for the Vessels will be settled by the issuance of 78 million new shares in Flex LNG Ltd. (the “Parent”) to Geveran Trading Co. Ltd. (“Geveran”) (the latter being an affiliate of the Original Buyers).  The remaining part of the consideration will be settled by a revolving credit facility granted by the Lender to the Borrower in the amount of USD 270,000,000 (the “Facility”);

(C)
As a result of the settlement mentioned in Whereas (B) above, certain intra-group receivables and intra group debts will arise on Closing (the “Intra-Group Receivables”).  The settlement of the Intra-Group Receivables is regulated in certain separate settlement agreements entered into on or about the date hereof; and

(D)	This Agreement regulates the terms and conditions of the Facility.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions
In this Agreement:
“Agreement” means this revolving credit facility agreement, as it may be amended, supplemented and varied from time to time, including its Schedules.
“Availability Period” means the period from and including the date of this Agreement to and including the day falling one month prior to the Final Maturity Date.
“Available Commitment” means the Lender’s Commitment less:
(a)	the aggregate amount of outstanding Loans; and

CONFIDENTIAL TREATMENT REQUESTED BY FLEX LNG LTD. PURSUANT TO 17 CFR 200.83

(b)	in relation to any proposed Loan the amount of the Loan that is due to be made on or before the proposed Utilisation Date.
“Break Costs” means the amount determined by the Lender (if any) by which any loss is incurred to the Lender if payment is received on any day other than the last day of the current Interest Period.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Oslo and Cyprus.
“Builder” shall have the meaning ascribed to such term in the recitals.
“Change of Control Event” means if
(a)
any person, other than Geveran and/or one or more companies controlled directly or indirectly with more than fifty per cent (50%) by trusts established by Mr John Fredriksen for the benefit of his immediate family (“Trusts”), or group of persons acting in concert, obtains more than fifty per cent (50%) of the voting rights or share capital or otherwise control the appointment of members of the board of directors of the Parent; or

(b)
Geveran and/or one or more companies controlled directly or indirectly with more than fifty per cent (50%) by one or more Trusts ceases to own a minimum of twenty per cent (20%) of the voting rights or share capital or otherwise control the appointment of members of the board of directors of the Parent.

“Charterparty” means any contracts of employment for the Vessels [exceeding 12 months]
“Closing” shall have such meaning ascribed to it in the Novation Agreements.
“Commitment” means USD 270,000,000, (United States Dollars Two Hundred Seventy Million) to the extent not cancelled or reduced under this Agreement.
“Delivery Dates” shall mean the date on which the respective Vessel is delivered from the Builder to the New Buyers under the Shipbuilding Contracts.
“Event of Default” means any event or circumstance specified as such in Clause 14 (Events of Default).
“External Financing” means the external debt financing for the Vessels to be negotiated by the New Buyers.
“Facility” means the revolving credit facility made available under this Agreement as described in Clause 2 (The Facility).
“First Delivery Date” shall have such meaning ascribed to it in Clause 7.1
“Final Maturity Date” means the date falling three (3) years after First Delivery Date.
“Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed;

CONFIDENTIAL TREATMENT REQUESTED BY FLEX LNG LTD. PURSUANT TO 17 CFR 200.83

(b)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(c)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;
(d)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(e)	any amount raised Under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;
(f)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
(h)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
“GAAP” means generally accepted accounting principles in [Bermuda], including IFRS.
“Guarantor” means Flex LNG Ltd, the parent company of the Borrower.
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
“Interest Period” means, in relation to the Loans, each period determined in accordance with Clause 8 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 0 (Default interest).
“Loans” means the loans made or to be made under the Facility and “Loan” shall mean either of the Loans or the principal amount outstanding, for the time being, of all Loans under this Facility.
“LIBOR” means, in relation to any Loan, the applicable Screen Rate as of 11:00 (London time) on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.
“Pre Delivery Margin” means 1 per cent per annum.
“Post Delivery Margin” means 3 per cent per annum.
“Material Adverse Effect” means a material adverse effect on:
(a)	the business, operation, assets or condition (financial or otherwise) of the Borrower; or

CONFIDENTIAL TREATMENT REQUESTED BY FLEX LNG LTD. PURSUANT TO 17 CFR 200.83

(b)	the ability of the Borrower to perform any of its obligations under the Agreement.
“Novation Agreements” means each of the agreements entered into on or about the date hereof between amongst others the Builder, the respective Original Buyer and the respective New Buyer for the novation of the Shipbuilding Contracts.
“Obligors” means the Borrower and the Guarantor together.
“Party” means a party to this Agreement.
“Repeating Representations” means each of the representations set out in Clause 11 (Representations).
“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for USD for the relevant period, displayed on page LIBOR01 and LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate).  If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate.
“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Security Documents” means all or any security documents as may be entered into from time to time pursuant to Clause 1 (Security).
“Subsidiary” means an entity from time to time of which a person:
(a)	has direct or indirect control; or
(b)	owns directly or indirectly more than fifty (50) per cent (votes and capital), for these purposes, an entity shall be treated as being controlled by a person if that person is able to direct its affairs and/or control the composition of its board of directors or equivalent body.
“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Agreement.
“Utilisation” means a utilisation of the Facility.
“Utilisation Date” means the date of a Utilisation, being the date on which a Loan is to be made.
“Utilisation Request” means a notice substantially in the form set out in Schedule 1 (Form of Utilisation Request).
“VAT” means value added tax and any other tax of a similar nature.
“Vessels” means Vessel 1 and Vessel 2 together.

CONFIDENTIAL TREATMENT REQUESTED BY FLEX LNG LTD. PURSUANT TO 17 CFR 200.83

“Quotation Day” means the day occurring two (2) Business Days prior to the commencement of an Interest Period.
1.2	Construction
In this Agreement, unless the context otherwise requires:
(a)	words denoting the singular number shall include the plural and vice versa; and
(b)
references to a “person” shall include any individual, firm, partnership, joint venture, company, corporation, trust, fund, body, corporate, unincorporated body of persons, or any state or any agency of a state or association (whether or not having separate legal personality); and

(c)	an Event of Default is “continuing” if it has not been [remedied or] waived.
2.	THE FACILITY
2.1	The Facility
Subject to the terms of this Agreement, the Lender will make available to the Borrower a revolving credit facility in an amount equivalent to the Commitment.
2.2	First Utilisation
The Loan shall be available on Closing in accordance with the Transaction Agreement.  Upon Closing, the Borrower acknowledges that it is indebted to the Lender in the amount of the Commitment without any preceding drawdown notice being required i.e. so that the Facility shall be deemed fully drawn as from Closing.
2.3	Subsequent Utilisations
For the avoidance of doubt; any subsequent utilisations require that the Borrower has repaid parts of the Loan drawn on Closing as per Clause 2.2 above.
3.	PURPOSE
3.1	Purpose
The purpose of the first Loan is part financing of the consideration under the Transaction Agreement.
The Borrower shall apply all amounts borrowed by it under the Facility pursuant to any subsequent utilisations towards [paying pre-delivery instalments on behalf of the New Buyers under the Shipbuilding Contracts [and pre-delivery instalments for other shipbuilding contracts in the Flex group), general corporate purposes and for financing of working capital requirements].
4.	CONDITIONS OF SUBSEQUENT UTILISATION
4.1	Conditions precedent to subsequent utilisation
A subsequent Loan will only be available to the Borrower if:
(a)	the Borrower has delivered a duly completed Utilisation Request (as provided for in Clause 4.2 (Delivery of Utilisation Request) with Utilisation on a Business Day within the Availability Period

CONFIDENTIAL TREATMENT REQUESTED BY FLEX LNG LTD. PURSUANT TO 17 CFR 200.83

(b)	the amount requested for Utilisation is within the range of the Available Commitment;
(c)	the Repeating Representations to be made by the Borrower are true in all material respects; and
(d)	no Event of Default is continuing or would result from the proposed Loan.
4.2	Delivery of a Utilisation Request
The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than 12:00 CET three Business Days prior to the Utilisation Date.  Each Utilisation Request is irrevocable.
5.	REPAYMENT
On the Final Maturity Date the Borrower shall repay all Loans and other amounts then outstanding under this Agreement in full.
6.	REDUCTION, PREPAYMENT AND CANCELLATION
6.1	Mandatory reduction - Sale of assets
Upon the sale of the shares in the New Buyers (which own the Shipbuilding Contracts/Vessels) or if the Borrower or its subsidiaries otherwise sell or dispose of major parts of its assets, the Commitment shall be reduced to zero and the Borrower shall upon such sale repay all amounts outstanding under this Agreement in full the Commitment shall be reduced to zero.
6.2	Mandatory cancellation, and reduction- illegality
If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loans:
(a)	the Lender shall promptly notify the Borrower (specifying the obligations the performance of which is thereby rendered unlawful and the law giving rise to the same) upon receipt of notification;
(b)	upon the Lender notifying the Borrower, the Commitment will be immediately reduced to zero and cancelled; and
(c)
the Borrower shall repay all amounts outstanding under this Agreement in full on the last day of the Interest Period occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

6.3	Mandatory cancellation, and reduction - Change of Control
If a Change of Control Event occurs, the Lender may, by notice to the Borrower, cancel the Commitment, upon which;
(a)	the Commitment will be immediately reduced to zero and cancelled; and
(b)	the Borrower shall immediately repay all amounts outstanding under this Agreement in full.

CONFIDENTIAL TREATMENT REQUESTED BY FLEX LNG LTD. PURSUANT TO 17 CFR 200.83

6.4	Voluntary prepayment
The Borrower may, by giving the Lender not less than five (5) Business Days prior written notice, prepay the whole or any part of the outstanding Loans (but if in part, in a minimum amount per Loan (if more than one is prepaid) of USD [1,000,000] (or such lesser amount as consented to by the Lender) and in integral multiples of USD [1,000,000]).
6.5	Voluntary cancellation
(a)
The Borrower may, by giving the Lender not less than five (5) Business Days prior written notice, cancel all or part of the Commitment (but if in part, in a minimum amount of USD [1,000,000] and in integral multiples of USD [1,000,000]).

(b)	Any notice of cancellation shall be irrevocable and shall specify the date on which the cancellation shall take effect and the amount of the cancellation.
(c)	The Borrower may not utilise any part of the Facility which has been cancelled.
(d)	The Borrower may not cancel all or part of the Facility except as expressly provided in this Agreement.
6.6	Terms and conditions for prepayments and cancellation
6.6.1	Time of prepayment and cancellation
The Borrower shall not repay or prepay all or any part of a Loan or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.
6.6.2	Irrevocable notice
Any notice of prepayment or cancellation by the Borrower under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date upon which the prepayment or cancellation is to be made.
6.6.3	Additional payments
Upon any cancellation of the Commitment under this Clause 6, the Borrower shall prepay the outstanding Loans by an amount sufficient to ensure that the total aggregate amount of the outstanding Loans shall constitute no more than the amount of the Lender’s Available Commitment following the relevant cancellation, such prepayment to be made no later than on the day that the relevant cancellation becomes effective.
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
6.6.4	No reinstatement
No amount of the Commitment cancelled under this Agreement may subsequently be reinstated.
7.	INTEREST
7.1	Interest up to First Delivery Date
The rate of interest on each Loan as from Closing to the date of the delivery of first of the Vessels from the Builder to the relevant New Buyer (“First Delivery Date”) is the Pre Delivery Margin.

CONFIDENTIAL TREATMENT REQUESTED BY FLEX LNG LTD. PURSUANT TO 17 CFR 200.83

7.2	Interest after First Delivery Date
The rate of interest on each Loan for each Interest Period after First Delivery Date is the percentage rate per annum which is the aggregate of the:
(a)	Post Delivery Margin; and
(b)	LIBOR.
7.3	Payment of interest
The Borrower shall pay accrued interest on each Loan made to it on the last day of each Interest Period.
7.4	Default interest
If the Borrower fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is the aggregate of LIBOR, the Post Delivery Margin and [3] per cent per annum.  Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
7.5	Break Costs
(a)
The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	The Lender shall, as soon as reasonably practicable after a demand by the Lender, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
8.	INTEREST PERIODS
8.1	Interest Periods
(a)	The Interest Period for the Loan drawn on Closing (ref. Clause 2.2 (First Utilisation)) is [3] months and the start of this Interest Period (i.e. the “Utilisation Date”) is the date of Closing.
(b)
For any subsequent utilisation, the Borrower must select the Interest Period for a Loan in the relevant Utilisation Request.  A Loan has one Interest Period only.  The Borrower may elect Interest Periods for the Loans of 1, 3 or 6 months.

(c)	An Interest Period for the Loans shall not extend beyond the Final Maturity Date.
8.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

CONFIDENTIAL TREATMENT REQUESTED BY FLEX LNG LTD. PURSUANT TO 17 CFR 200.83

9.	TAX GROSS UP AND INDEMNITIES
9.1	Tax Gross-up
All payments to be made by any Obligor hereunder shall be made free and clear of and without deduction for or on account of any present or future taxes of any nature now or hereafter imposed unless the Obligor is compelled by taw to make payment subject to any such taxes.  In that event the Obligor shall (i) pay to the Lender such additional amounts as may be necessary for the Lender to receive a net amount equal to that which they would have received had such payment not been made subject to any taxes, and (ii) deliver to the Lender within ten (10) Banking Days of any request by it an official receipt in respect of the payment of any taxes so deducted.
9.2	Value added tax
All amounts set out, or expressed to be payable according to this Agreement by a party hereto shall be deemed to be exclusive of any VAT.  If VAT is chargeable, the Obligor shall pay to the Lender for the account of such party an additional amount equal to such VAT.
10.	GUARANTEE AND INDEMNITY
10.1	Guarantee and indemnity
The Guarantor irrevocably, unconditionally:
(a)	guarantees to the Lender, as and for its own debt and not merely as surety, the due and punctual observance and performance by the Borrower’ obligations under this Agreement;
(b)
undertakes with the Lender that whenever the Borrower does not pay any amount when due under or in connection with this Agreement, that Guarantor shall immediately on demand by the Lender pay that amount as if it was the principal obligor; and

(c)
indemnify the Lender immediately on demand against any cost, loss or liability suffered by the Lender if any obligation guaranteed by the Guarantor is or becomes unenforceable, invalid or illegal.  The amount of the cost, loss or liability shall be equal to the amount, which the Lender would otherwise have been entitled to recover.

10.2	Continuing guarantee
The obligations of the Guarantor, hereunder (the “Guarantee Obligations”) are continuing guarantee obligations and will extend to the ultimate balance of all amounts payable by the Borrower under this Agreement, regardless of any intermediate payment or discharge in whole or in part.
10.3	Number of claims
There is no limit on the number of claims that may be made by the Lender under this Agreement.
10.4	Survival of Guarantor’s liability
None of the Guarantor’s liabilities to the Lender under this Clause 10 shall be discharged, impaired or otherwise affected by reason of any of the following events or circumstances (without limitation and regardless of whether any such events or circumstances occur with

CONFIDENTIAL TREATMENT REQUESTED BY FLEX LNG LTD. PURSUANT TO 17 CFR 200.83

or without the Guarantor’s knowledge or consent and whether or not known to the Lender):
(a)	any time, waiver, consent, forbearance or other indulgence given or agreed by the Lender with the Borrower in respect of the Borrower’s obligations under this Agreement; or
(b)	any legal limitation, disability or incapacity of the Borrower related to this Agreement; or
(c)	any amendments to or variations of this Agreement agreed by the Lender with the Borrower; or
(d)	the liquidation, bankruptcy or dissolution (or proceedings analogous thereto) of the Borrower; or
(e)	any other circumstance which might otherwise constitute a defence available to, or discharge of, the Borrower.
11.	REPRESENTATIONS AND WARRANTIES
Each of the Obligors makes the representations and warranties set out in this Clause 11 to the Lender on the date of this Agreement.
11.1	Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.
11.2	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by this Agreement do not and will not conflict with (i) any law or regulation applicable to it, (ii) its or any of its Subsidiaries’ constitutional documents, or (iii) any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.
11.3	No misleading information
(a)	Any factual information provided by the Borrower was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.
(b)	The financial projections delivered to the Lender have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.
11.4	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

CONFIDENTIAL TREATMENT REQUESTED BY FLEX LNG LTD. PURSUANT TO 17 CFR 200.83

11.5	Good title to assets
It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate authorisations to use, the assets necessary to carry on its business as presently conducted.
11.6	Insolvency
No event has occurred or, to the Obligors’ knowledge, steps threatened, as set out in Clause 14.5 (Insolvency and insolvency proceedings).
11.7	Repetition
The Repeating Representations are deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.
12.	GENERAL UNDERTAKINGS
Each of the Obligors gives the undertakings set out in this Clause 12 (General Undertakings) to the Lender.
12.1	Compliance with laws
The Obligors shall comply in all material respects with all taws to which it may be subject.
12.2	Disposals
The Obligors shall not sell, transfer or otherwise dispose of the whole or any material part of its assets without the Lender’s consent.
12.3	Change of business
The Obligors shall ensure that no substantial change is made to the general nature of the business of the .Obligors from that carried out at the date of this Agreement.
12.4	No mergers etc.
The Obligors shall not enter into any merger, amalgamation, de-merger, split-up, divest, consolidation with or into any other person or be the subject of any reconstruction without the prior consent of the Lender.
12.5	Transactions with Affiliates
The Obligors shall (and shall procure that each Subsidiary will) procure that all transactions entered into with an affiliate are made for full market value and otherwise on arm’s length terms.
12.6	Negative pledge
The Obligors shall not create or permit to subsist any Security over its present or future assets, including but not limited to undertakings, property, assets, rights or revenues, other than:
(a)	Security under the Security Documents; and
(b)	Security consented to in writing by the Lender.

CONFIDENTIAL TREATMENT REQUESTED BY FLEX LNG LTD. PURSUANT TO 17 CFR 200.83

12.7	Borrowings
Each Obligor shall not enter into any new Financial Indebtedness and/or guarantee commitments, without the prior written consent of the Lender.
13.	SPECIAL UNDERTAKINGS
13.1	Obligation to solicit External Financing
The intention of the Parties hereto is that the Vessels shall be refinanced by External Financing upon delivery of the Vessels from the Builder, or as soon as commercially viable thereafter.  Therefore, the Obligors undertakes as from the date hereof to use its best endeavours, and to procure that the Flex group use its best endeavours to obtain acceptable External Financing for the refinancing of any Loans hereunder [from delivery of the Vessels from the Builder).
14.	EVENTS OF DEFAULT
Each of the events or circumstances set out in Clause 14 is an Event of Default.
14.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to this Agreement and in the currency in which it is expressed to be payable unless its failure to pay is caused by administrative or technical error and payment is made within 5 Business Days of its due date.
14.2	Other obligations
(a)	An Obligor does not comply with any provision of the Agreement (other than those referred to in Clause 14.1 (Non-payment); and
(b)
no Event of Default under (a) above will occur if the failure to comply is (in the reasonable opinion of the Lender) capable of remedy and is remedied within fifteen (15) Business Days of the earlier of the Lender giving notice to the Obligors or the Obligors becoming aware of the failure to comply.

14.3	Misrepresentation
Any representation or statement of fact made or deemed to be made by the Obligors in the Agreement or any other document delivered by or on behalf of the Obligors under or in connection with this Agreement is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.
14.4	Cross default
(a)	Any Financial Indebtedness of any of the Obligorsor its Subsidiaries is not paid when due nor within any originally applicable grace period;
(b)
any Financial Indebtedness of any of the Obligors or its Subsidiaries is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);

(c)	any commitment for any Financial Indebtedness of the Obligors and its Subsidiaries is cancelled or suspended by a creditor of the Obligors as a result of an event of default (however described); or

CONFIDENTIAL TREATMENT REQUESTED BY FLEX LNG LTD. PURSUANT TO 17 CFR 200.83

(d)
any creditor of the Obligors or its Subsidiaries becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described);

in circumstances where the aggregate amount of all such Financial Indebtedness referred to in all or any of sub-clauses (a) to (d) is USD [1,000,000] (or its equivalent in other currencies) or more.
14.5	Insolvency and Insolvency proceedings
(a)
Any corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any of the Obligors;

(b)
Any of the Obligors is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(c)	the value of the assets of the Obligors is less than its liabilities (taking into account contingent and prospective liabilities);
(d)	a composition, compromise, assignment or arrangement with any creditor of the Obligors;
(e)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Obligor or any of its assets;
(f)	enforcement of any Security over any assets of the Obligors; or
(g)	any analogous procedure or step is taken in any jurisdiction.
14.6	Creditors’ process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Obligors.
14.7	Unlawfulness
It is or becomes unlawful for the Obligors to perform any of its obligations under the Agreement.
14.8	Invalidity of Security
If the Security shall no longer be valid and enforceable.
14.9	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Lender may, by notice to the Borrower:
(a)	cancel the Commitment whereupon it shall immediately be cancelled;

CONFIDENTIAL TREATMENT REQUESTED BY FLEX LNG LTD. PURSUANT TO 17 CFR 200.83

(b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Agreement be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender.
1.	SECURITY
The Borrower’s obligations and liabilities under this Agreement, including (without limitation) the Borrower’s obligation to repay any Loans together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrower towards the Lender in connection with this Agreement, shall at any time until all amounts due to the Lender hereunder have been paid and/or repaid in full, be secured by (in addition to the guarantee from the Guarantor ref. Clause 10 (Guarantee and Indemnity)):
(d)	the Share Pledge Agreements;
(e)	Assignment of Refund Guarantees;
(f)	Assignment of Charterparties (if relevant); and
(g)	Marshall Islands law Mortgages (upon delivery)
Each of the Borrower and the Guarantor undertakes to ensure that the above Security Documents are being duly executed by the parties thereto in favour of the Lender on or about the date of this Agreement (or at such later date as approved in writing by the Lender), legally valid and in full force and effect, and to execute or procure the execution of such further documentation as the Lender may require in order for the relevant Lender to maintain the security position envisaged hereunder.
15.	SET-OFF
The Lender may set off any matured obligation due from an Obligor under the Agreement against any matured obligation owed by the Lender to the Obligor.  If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange for the purpose of the set-off.
16.	MISCELLANEOUS
16.1	No set-off by any Obligor
All payments to be made by any Obligor under the Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
16.2	Business Days
(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

CONFIDENTIAL TREATMENT REQUESTED BY FLEX LNG LTD. PURSUANT TO 17 CFR 200.83

17.	GOVERNING LAW AND JURISDICTION
(a)	This Agreement shall be governed by and construed in accordance with Norwegian law.
(b)
Subject to paragraph (c) below, the courts of Norway shall have exclusive jurisdiction over matters arising out of or in connection with this Agreement with Oslo district court (Norwegian: tingrett) as agreed legal venue.

(c)
The submission to the jurisdiction of Norway shall not limit the right of the Lender to take proceedings against the Borrower in any court which may otherwise exercise jurisdiction over the Borrower or any of its assets.

***

CONFIDENTIAL TREATMENT REQUESTED BY FLEX LNG LTD. PURSUANT TO 17 CFR 200.83

SIGNATURE PAGE:
As Borrower:		As Lender:

/s/ James Clarke		/s/ Georgina E. Sousa
Name:	JAMES CLARKE	Name:	Georgina E. Sousa
Title:	PRESIDENT/TREASURER	Title:	Director
Company:	FLEX LNG FLEET Ltd.	Company:	Sterna Finance Ltd.

As Guarantor:

/s/ Marius Hermansen
Name:	MARIUS HERMANSEN
Title:	DIRECTOR
Company:	FLEX LNG Ltd

CONFIDENTIAL TREATMENT REQUESTED BY FLEX LNG LTD. PURSUANT TO 17 CFR 200.83

SCHEDULE 1
Form of Utilisation Request
From:	[●]
To:	[●]
Dated:
[●]- [●] Facility Agreement dated [●] (the “Agreement”)
1.
We refer to the Agreement.  This is an Utilisation Request.  Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:
Proposed Utilisation	[●]
Date:
Currency of Loan:	USD
Amount:	[●]
3.	We confirm that the Repeating Representations are true and correct in all material respects and the no Event of Default has occurred and is continuing or would occur as a result of the proposed Loan.
4.	The proceeds of this Loan should be credited to [account].
5.	This Utilisation Request is irrevocable.
Yours faithfully,

By:
Name:
Title:
Company: